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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2008
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 25, 2008

Bank of Hawaii Corporation

130 Merchant Street
Honolulu, Hawaii 96813

BANK OF HAWAII CORPORATION
130 Merchant Street
Honolulu, Hawaii 96813

         March 14, 2008

Dear Shareholder:

        The 2008 Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 25, 2008 at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

        The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given, and shareholders will have the opportunity to discuss matters of interest concerning the Company.

        For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR all proposals.

        Your vote is very important.    Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. You may also vote by telephone or electronically via the Internet. If you wish to do so, your proxy may be revoked at any time before voting occurs.

        On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

ALLAN R. LANDON Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 25, 2008

To Our Shareholders:

        The Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 25, 2008, at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

  1.
  To approve the amendment of the Company's Certificate of Incorporation to declassify the Board so all directors will be elected annually.

  2.
  Subject to the approval of Proposal No. 1, to elect twelve persons to serve as directors of the Company for a term of one year each, or until their earlier resignation or removal. Alternatively, if Proposal No. 1 is not approved and the Board is not declassified, then to elect four persons to serve as Class I directors of the Company. The nominees for election to the Board are named in the attached Proxy Statement, which is part of this Notice.

  3.
  To ratify the selection of an independent registered public accounting firm.

  4.
  To transact any other business that may be properly brought before the meeting.

        The Board of Directors recommends that shareholders vote FOR all proposals.

        Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 29, 2008 are entitled to attend the meeting and vote on the business brought before it.

        We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted if you complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope. You also may vote by telephone or electronically via the Internet.

                      By Order of the Board of Directors

                      MARK A. ROSSI
                       Vice Chairman and Corporate Secretary
                      Bank of Hawaii Corporation

Honolulu, Hawaii
Dated: March 14, 2008

IMPORTANT

  Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.

  Thank you for acting promptly.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held April 25, 2008

The Proxy Statement and the Bank of Hawaii Corporation 2007 Annual Report to Shareholders for the year ended December 31, 2007 are available at www.boh.com/proxymaterials.

PROXY STATEMENT

        The Board of Directors (the "Board") of Bank of Hawaii Corporation (Bank of Hawaii Corporation and its subsidiaries, as appropriate, are referred to as "Bank of Hawaii" or the "Company") is soliciting the enclosed proxy for the Company's 2008 annual meeting. The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 14, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:
What am I voting on?

A:
You are voting on the amendment to the Company's Certificate of Incorporation to provide for the annual election of directors by declassifying the Board, the election of directors and ratification of the selection of an independent registered public accounting firm, as well as any other business that may be properly brought before the meeting.

Q:
Who can vote at the annual meeting?

A:
Holders of Bank of Hawaii's common stock, par value $0.01 per share, as of the close of business on February 29, 2008 (the "Record Date") can attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were                        shares of common stock issued and outstanding.

Q:
How many votes do we need to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be present to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present and votes at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, generally a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:
What shares can I vote?

A:
You may vote all shares you own on the Record Date. The enclosed proxy card shows the number of shares you may vote.

Q:
How can I vote my shares in person at the annual meeting?

A:
If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card, admission ticket, and proof of identification. If you hold your shares as a beneficial owner, you must vote your shares through your broker or other nominee.

  Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting.

Q:
How can I vote my shares without attending the annual meeting?

A:
You may vote without attending the annual meeting. You can do that by the Internet, telephone, or mail. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares, using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the prepaid and addressed envelope we have provided you. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

  Mail.    You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

  Internet.    If you have Internet access, you may submit your proxy from anywhere, following the "Vote by Internet" instructions on your proxy card.

  Telephone.    If you live in the United States, you may submit your proxy by following the "Vote by Phone" instructions on the proxy card.

Q:
May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:
Where can I find the voting results of the annual meeting?

A:
We plan to announce voting results at the annual meeting. We also will publish those results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:
Who will count the votes?

A:
Computershare Investor Services will count and tabulate the votes.

Q:
What are the voting procedures?

A:
The proposal to amend the Company's Certificate of Incorporation will be approved upon the affirmative vote of at least a majority of the outstanding shares of voting stock, voting together as a single class. Directors are elected by a plurality of votes cast. Nominees who receive the most votes will be elected. All other proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting. For all proposals other than the election of directors, broker non-votes will be treated as not entitled to vote and so will not affect the outcome. For the proposal regarding the amendment of the Certificate of Incorporation, broker non-votes and abstentions will have the same effect as votes cast against the proposal.

Q:
Is my vote confidential?

A:
Yes. Proxy instructions, ballots, and voting tabulations that identify the individual shareholders are handled to protect your privacy. Your vote will not be disclosed within Bank of Hawaii or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders write comments on their proxy cards, which are forwarded to Bank of Hawaii management.

Q:
Who will bear the cost of soliciting proxies?

A:
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004 to assist in the solicitation of proxies for an estimated fee of $10,000 plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:
What does it mean if I get more than one proxy card?

A:
It means your shares are registered differently and are in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent, Computershare Investor Services, LLC (1-888-660-5443).

Q:
May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2009 shareholder meeting by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

  Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.    Proposals that shareholders wish to have included in the proxy statement for the 2009 annual meeting of shareholders must be made in accordance with U. S. Securities and Exchange Commission ("SEC") Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 14, 2008 at the above address.

  Proposals To Be Voted On At The Meeting Only.    Under our By-Laws, for a shareholder to bring a proposal before the 2009 annual meeting, Bank of Hawaii must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2008 annual meeting; in other words, no later than February 6, 2009 and no earlier than January 27, 2009. (Please refer to Section 1.12 of Bank of Hawaii's By-Laws.) The proposal also must contain the information required in the By-Laws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee proposed in person, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement. In addition, persons holding proxies may exercise discretionary authority to vote against such proposals.

Q:
Where can I find out more information about the Company before the annual meeting?

A:
You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

General

        Article VII of the Company's Certificate of Incorporation, as amended, establishes three (3) classes of directors (Class I, Class II and Class III) with terms of three years each. Generally, absent the earlier resignation or removal of a Class member, the terms of the classes are staggered and one Class stands for reelection at each annual meeting of stockholders. On January 25, 2008, upon the recommendation of the Board's Nominating and Corporate Governance Committee, the Board unanimously approved an amendment of Article VII of the Company's Certificate of Incorporation to declassify the board of directors, remove the class designations for each of the director's terms and institute annual voting for each director to serve a one-year term, subject to, in the case of the amendment to the Certificate of Incorporation, stockholder approval at the Annual Meeting. If approved and adopted by the Company's stockholders, the amendment to the Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware immediately following the vote at the Annual Meeting and will be in effect immediately upon approval by the Secretary of State of Delaware. The form of the Certificate of Amendment to the Certificate of Incorporation is set forth as Appendix A to this Proxy Statement. The amendment to Article VII will result in the reduction of the remaining terms of our Class II and Class III directors, who will each stand for election at this Annual Meeting, along with the Class I directors. Thus, all twelve members of the Board will be standing for election at this Annual Meeting.

        Under Delaware corporate law, directors of companies that have a classified board structure may be removed only for cause unless their certificate of incorporation provides otherwise. However, directors of companies that do not have a classified structure may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, in conjunction with our proposal to declassify our Board, we are proposing to amend our Certificate of Incorporation to eliminate the provision that allows stockholders to remove our Directors only for cause. We are also proposing additional conforming changes to our Certificate of Incorporation which are reflected in the proposed amendments set forth in Appendix A.

        Similar to the Certificate of Incorporation, the Company's By-Laws contain provisions concerning the classification of the Board of Directors. On January 25, 2008, upon the recommendation of the Board's Nominating and Corporate Governance Committee, the Board also unanimously adopted resolutions approving an amendment to the By-Laws to be consistent with the Certificate of Incorporation, whereby the By-Laws will be amended to declassify the board of directors, remove the class designations for each of the director's terms and institute annual voting for each director to serve a one-year term. These amendments to the By-Laws were subject to, and only become effective upon, the adoption of the amendment to the Certificate of Incorporation. If this Proposal 1 is not approved, the Board will not amend the Bylaws as described above.

        Based upon the analysis and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has decided that it is an appropriate time to propose declassifying the Board of Directors. This determination by the Board furthers its goal of ensuring that the Company's corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to more effectively register their views on the performance of the Board.

        If this Proposal No. 1 is not approved by Company's stockholders, then the election of the four Class I director nominees as set forth in Proposal No. 2 shall proceed under the Company's Certificate of Incorporation as currently in effect. In such case, the Class I director nominees shall be elected for a term of three years and the Class II and Class III directors shall serve the remaining terms of such class.

Required Vote and Board Recommendation

        This proposal will be approved upon the affirmative vote of at least a majority of the outstanding shares of voting stock voting together as a single class. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND TO ALLOW FOR THE REMOVAL OF DIRECTORS WITHOUT CAUSE.

PROPOSAL 2: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

        As discussed in Proposal No. 1, the Company's Certificate of Incorporation currently provides for the classification of the Company's Board of Directors. The Board of Directors, which currently is comprised of twelve (12) members, is divided into three (3) classes. Generally, absent the earlier resignation or removal of a Class member, one Class stands for re-election at each annual meeting of stockholders. The Board of Directors currently is comprised of four Class I directors (Michael J. Chun, Robert Huret, Kent T. Lucien and Donald M. Takaki), four Class II directors (S. Haunani Apoliona, Clinton R. Churchill, David A. Heenan and Allan R. Landon) and four Class III directors (Mary G.F. Bitterman, Martin A. Stein, Barbara J. Tanabe and Robert W. Wo, Jr.).

        The term of the Class I directors expires in 2008. The term of the Class II directors expires in 2009. The term of the Class III directors expires in 2010. On January 25, 2008, upon the recommendation of the Board's Nominating and Corporate Governance Committee, the Board of Directors unanimously approved an amendment of Article VII of the Company's Certificate of Incorporation and an amendment to the Company's By-Laws to declassify the board of directors, remove the class designations for each of the director's terms and institute annual voting for each director to serve a one-year term, subject to, in the case of the amendment to the Certificate of Incorporation, stockholder approval at the Annual Meeting.

        This Proposal No. 2 concerns the election of directors under two alternative scenarios:

  •
  if Proposal No. 1 is approved by the Company's stockholders which amends the Company's Certificate of Incorporation to declassify the Board and remove the class designations of the Company's directors; or

  •
  if Proposal No. 1 is not approved by the Company's stockholders and the Company retains its existing Class I, Class II and Class III director designations.

Effect of Vote for Directors Subject to Proposal No. 1

If Proposal No. 1 Is Approved:

        Under Proposal No. 1, the adoption of the amendment to Article VII of the Certificate of Incorporation shall shorten the current term of any member of the Board of Directors whose term, under the existing classified board structure, extends past the 2008 Annual Meeting. Accordingly, if Proposal No. 1 is approved by the Company's stockholders, the classified structure of the Board shall be eliminated, and each of the twelve directors listed below shall be nominated for a one-year term to serve until the 2009 Annual Meeting of stockholders or until their earlier resignation or removal.

If Proposal No. 1 Is Not Approved:

        If Proposal No. 1 is not approved by the Company's stockholders, the election of Messrs. Chun, Huret, Lucien and Takaki as the four Class I director nominees shall proceed under the Company's Certificate of Incorporation as currently in effect. In such case, the Class I director nominees shall, if elected by the stockholders, continue to serve for a term of three years, expiring in 2011, and the Class II and Class III directors shall continue their service until their re-election at the 2009 and 2010 Annual Stockholder meetings, respectively.

        Certain information with respect to each of the nominees who will be presented at the Annual Meeting by the Board of Directors for election as a director is set forth below. Each nominee has consented to serve and all nominees are currently serving on the Company's Board. The nominees were each recommended to the Board by the Company's Nominating and Corporate Governance Committee. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select different nominees for election as directors.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Name, Age, and Year First Elected as Director	Principal Occupation(s)	Other Public Directorships Held
S. Haunani Apoliona; 58; 2004	Chairperson and Trustee, Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) since 2000; Trustee, OHA from 1996 to 2000.	—
Mary G. F. Bitterman; 63; 1994
	President and Trustee, the Bernard Osher Foundation since 2004; Director, Osher Lifelong Learning Institutes (a non-profit organization dedicated to providing continuing education opportunities through affiliations with colleges and universities) since 2003; President and Chief Executive Officer, The James Irvine Foundation (an organization administering the assets of the charitable trust of James Irvine) from 2002 to 2003; President and Chief Executive Officer, KQED, Inc. (a public broadcasting center) from 1993 to 2002.	Barclays Global Investors Funds
Michael J. Chun; 64; 2004	President and Headmaster of Kamehameha Schools—Kapalama (a college preparatory school serving children of Hawaiian ancestry) since 2001; President of Kamehameha Schools from 1998-2001.	Alexander & Baldwin, Inc.
Clinton R. Churchill; 64; 2001	Trustee and Chairman, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1992 (Chairman 1998, 2000, 2004).	—
David A. Heenan; 67; 1993	Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1995 (Chairman 1999, 2001).	Maui Land & Pineapple Co., Inc.
Robert Huret; 62; 2000	Managing Member of Financial Technology Ventures Management (a venture capital management company) since 1998; Senior Consultant, Financial Services Group at Montgomery Securities from 1984 to 1998.	—

Name, Age, and Year First Elected as Director	Principal Occupation(s)	Other Public Directorships Held
Allan R. Landon; 59; 2004	Chairman, Chief Executive Officer and President since September 2004; President and Chief Operating Officer of the Company from April 2004 to September 2004; President, Chief Financial Officer and Treasurer of the Company from 2003 to 2004; Vice Chairman, Chief Financial Officer and Treasurer of the Company from 2001 to 2003.	—
Kent T. Lucien; 54; 2006
	Trustee, C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) since 2001; Chief Executive Officer, Executive Vice President and Chief Financial Officer, C. Brewer & Co. Ltd. from 1991 to 2006.	Maui Land & Pineapple Co., Inc.
Martin A. Stein; 67; 1999	Partner, RSA Ventures (a consulting and venture capital company) since 1999; Chief Executive Officer and President, Sonoma Mountain Ventures, LLC (strategic and technology consulting and venture capital) 1998 to 2004; Vice Chair, BankAmerica Corp 1990 to 1998.	—
Donald M. Takaki; 66; 1997	Chairman and Chief Executive Officer, HawkTree International, Inc. (a diversified holding company engaged in transportation, leasing, business records management and real estate) since 1999; Chairman and Chief Executive Officer, Island Movers, Inc. (a transportation service company) since 1964; President, Transportation Concepts, Inc. (a transportation leasing company) since 1988 and General Partner, Don Rich Associates (a real estate development company) since 1979.	—
Barbara J. Tanabe; 58; 2004	Owner and Partner, Ho'akea Communications, LLC (a communication and community building company) since 2003; [Owner and Partner, Ho'akea (a public affairs company) from 2001 to 2003]; Managing Director, Pacific Century Inc. (a business consulting company) since 1995.	—
Robert W. Wo, Jr.; 55; 2002	President and Director, C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984.	—

BENEFICIAL OWNERSHIP

        At the close of business on February 14, 2008, Bank of Hawaii had                                    shares of its common stock outstanding. As of February 14, 2008, this table shows how much Bank of Hawaii common stock was owned by (i) its directors and nominees, (ii) the executive officers named in the Summary Compensation Table (the "named executive officers"), (iii) all executive officers and directors as a group, and (iv) entities that are known by us to own beneficially more than five percent of Bank of Hawaii's common stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of 02-14-08
Barclays Global Investors, NA. Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Australia, Ltd. Barclays Global Investors Canada, Ltd. Barclays Global Investors (Deutschland) AG Barclays Global Investors Japan Trust and Banking Company Limited Barclays Global Investors Japan, Ltd. 45 Fremont Street San Francisco, CA 94105	3,619,309		0	3,619,309	7.4	%(1)
Private Capital Management L.P. 8889 Pelican Blvd. Naples, Florida 34108	3,447,245		0	3,447,245	7.0	%(1)
S. Haunani Apoliona	4,896	(2)	16,902	21,798	*
Mary G. F. Bitterman	19,189	(2)(3)	20,102	39,291	*
Michael J. Chun	8,820	(2)(3)	17,102	25,922	*
Clinton R. Churchill	11,161	(2)(3)(5)	17,102	28,263	*
David A. Heenan	25,177	(2)(4)	20,102	45,279	*
Robert Huret	13,182	(2)	14,102	27,284	*
Kent T. Lucien	1,465	(2)	731	2,196	*
Martin A. Stein	3,220	(2)	17,102	20,322	*
Donald M. Takaki	16,964	(2)	20,102	37,066	*
Barbara J. Tanabe	13,494	(2)	17,102	30,596	*
Robert W. Wo, Jr	17,860	(2)(3)	17,102	34,962	*
Allan R. Landon	170,301		242,238	412,539	*
Peter S. Ho	67,874		57,835	125,709	*
Mark A. Rossi	4,000		0	4,000	*
Daniel C. Stevens	4,000		0	4,000	*
David W. Thomas	7,487		19,000	26,487	*
Richard C. Keene	11,700		0	11,700	*
Directors, nominees and executive officers as a group (21 persons)	465,417		670,969	1,136,386%
*
Each of the directors and named executive officers beneficially owns less than 1 percent of the outstanding common stock.

Notes to Table on Amount and Nature of Beneficial Ownership

All stock is subject to sole voting and investment power unless otherwise specified.

(1)
According to the information furnished by them, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Australia, Ltd., Barclays Global Investors Canada, Ltd., Barclays Global Investors (Deutschland) AG, Barclays Global Investors Japan, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited (collectively referred to as "Barclays") are either investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, or banks as defined in section 3(a) (6) of the Securities Exchange Act of 1934. Based solely on a Schedule 13G filed with the Securities Exchange Commission on February 5, 2008, Barclays, as a group, may be deemed to have beneficial ownership as of December 31, 2007 of 3,619,309 shares of Bank of Hawaii common stock owned by numerous investment advisory or bank clients, none known to have more than five percent. According to the same filing, Barclays has sole power to vote or to direct the vote over 3,301,988 of those shares, and sole power to dispose or to direct the disposition of 3,619,309 shares.

  According to the information furnished by it, Private Capital Management, L.P. ("PCM") is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. Based solely on a Schedule 13G filed with the Securities Exchange Commission on February 14, 2008, PCM, in its capacity as investment adviser, may be deemed to have beneficial ownership as of December 31, 2007 of 3,447,245 shares of Bank of Hawaii common stock owned by numerous investment advisory clients, none known to have more than 5 percent. According to the same filing, PCM has sole power to vote or direct the vote of 16,900 of those shares and sole power to dispose or to direct the disposition of 16,900 shares. PCM also has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 3,430,345 shares.

(2)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 4,880 shares; Ms. Bitterman, 7,820 shares; Dr. Chun, 5,820 shares; Mr. Churchill, 5,820 shares; Mr. Heenan, 7,820 shares; Mr. Huret, 2,820 shares; Mr. Lucien, 1,465 shares; Mr. Stein, 3,220 shares; Ms. Tanabe, 5,820 shares; Mr. Takaki, 6,820 shares; and Mr. Wo, 5,820 shares. Includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Churchill, 4,426 shares; Heenan, 16,781 shares; Huret, 10,362 shares; Takaki, 10,144 shares; and Wo, 4,290 shares; and Ms. Tanabe, 4,876 shares.

(3)
Includes shares held individually by family members of which the specified officer or director may be deemed to have shared voting or investment power as follows: Ms. Bitterman, 7,044 shares, Mr. Chun, 3,000 shares, Mr. Churchill, 315 shares, and Mr. Wo, 2,400 shares.

(4)
Includes 420 shares owned by a family partnership of which Mr. Heenan has shared voting and investment power. Also includes 156 shares owned by David A. Heenan, Inc. of which Mr. Heenan is president.

(5)
Includes 500 shares held in a pension plan.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company and the Board have adopted Corporate Governance Guidelines ("Governance Guidelines"), which are posted on the Company's Investor Relations website at www.boh.com. Shareholders and other interested parties may receive a copy of the Governance Guidelines by writing the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813. The Governance Guidelines address director qualification and independence standards, responsibilities, access to management and independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board's annual performance evaluation.

        Ms. Bitterman has served as the Lead Independent Director since 1999, and is Vice Chairman of the Executive Committee and Chair of the Nominating & Corporate Governance Committee. The Lead Independent Director's duties are set forth in the Governance Guidelines and include presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management and assisting the Board and executive management to ensure compliance with the Governance Guidelines. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings which are usually held five times a year. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2007, the non-management directors met in executive session five times.

Director Qualifications and Nomination Process

        The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees will be evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the New York Stock Exchange ("NYSE"). Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders.

        The criteria also include a determination of the needs of the Board and of the individuals' personal qualities and characteristics with those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. The Board should encompass a broad range of skills, expertise, industry knowledge, diversity of viewpoints, background, and business and community contacts relevant to the Company's business.

        A shareholder may submit a candidate for consideration by the Board to be included in the Board's slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company's By-Laws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2009 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 14, 2008 at 130 Merchant Street, Honolulu, Hawaii 96813 to be included in the Company's proxy statement for 2008.

Communication with Directors

        Shareholders and any interested parties may communicate with the Board, Non-Management Directors or Lead Independent Director by sending correspondence c/o the Company's Corporate Secretary,

130 Merchant Street, Dept. 232, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, Non-Management Directors or Lead Independent Director as addressed.

Code of Business Conduct and Ethics

        The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

        The Company and Board have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (the "Code"), which is posted on the Investor Relations page of the Company's website www.boh.com. The Code addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of the Company may be made only by the Audit Committee of the Board of Directors and must be promptly disclosed as required by SEC or NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company's website. Shareholders may obtain a printed copy of the Code by contacting the Corporate Secretary at the address previously provided.

Director Independence

        The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company's management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

  a)
  In no event shall a director be considered independent if the director is an employee, or a member of the director's immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

  b)
  In no event shall a director be considered independent if the director receives, or a member of the director's immediate family receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and is not independent until three years after ceasing to receive such compensation.

  c)
  In no event shall a director be considered independent if the director is affiliated with or employed by, or a member of the director's immediate family is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company until three years after the end of the affiliation or the employment or auditing relationship.

  d)
  In no event shall a director be considered independent if the director is employed, or a member of the director's immediate family is employed, as an executive officer of another company where any of the Company's present executives serves on that company's compensation committee until three years after the end of such service or employment relationship.

  e)
  In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues for such year, until three years after falling below such threshold.

  f)
  A director will not fail to be deemed independent solely as a result of the director's and the director's immediate family members', or a director's affiliated entity's, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

  g)
  Audit Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit Committee members may receive directors' fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

  h)
  If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board's judgment material, and therefore whether the affected director is independent.

        For purposes of these independence standards, an "immediate family member" includes the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director's home.

        The following ten directors have been determined by the Board to be independent: Messrs. Chun, Churchill, Heenan, Huret, Lucien, Stein and Wo, and Mmes. Apoliona, Bitterman and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. There were no relationships that were considered in determining the independence of the independent directors. All of the committees, with the exception of the Executive Committee, are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Landon is the CEO of the Company and therefore not independent, and Mr. Takaki has been determined not to be an independent director due to his and his family's ownership interest in Pacific Courier, Inc. ("PCI"), a company that provides courier and armored car services among the branches for the Company. In 2007, the Company paid approximately $1.99 million in courier fees, and reimbursed airfreight costs of approximately $293,000, to PCI. PCI was selected to continue to provide courier and armored car services after a request for quote process conducted by the Company in February 2005. The Company has the right to terminate the services provided by PCI upon 30 days notice. The Audit Committee ratified and approved the terms of the services provided by PCI in January 2007.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during fiscal year 2007 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under "Related Person Transactions." Further, during 2007, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

  •
  A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

BOARD COMMITTEES AND MEETINGS

        The Board met 10 times during 2007. The Board's policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company's annual shareholder meeting. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings held by the committees on which he or she served in 2007. All of the Company's directors attended the 2007 shareholders' meeting.

Board Committees

        The Board has four standing committees: the Audit Committee, the Human Resources & Compensation Committee (the "Compensation Committee"), the Executive & Strategic Planning Committee (the "Executive Committee"), and the Nominating & Corporate Governance Committee. The committee charters are posted in the Investor Relations section of the Company's website at www.boh.com. Shareholders and any interested parties may request a printed copy of the charters and Governance Guidelines by contacting the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

        The Board has affirmatively determined that all of the members of the Audit, Compensation and Nominating & Corporate Governance Committees ("Board Committees") meet the independence standards of the NYSE and the Company's Governance Guidelines. The Board Committees' charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

        Below are the members of each current standing committee.

Audit	Compensation	Executive	Nominating and Governance
Mary G. F. Bitterman	Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Clinton R. Churchill	David A. Heenan*	Clinton R. Churchill	Mary G. F. Bitterman*
Robert Huret	Barbara J. Tanabe	David A. Heenan	Clinton R. Churchill
Kent T. Lucien*	Robert W. Wo, Jr.	Allan R. Landon*	Michael J. Chun
Martin A. Stein		Robert W. Wo, Jr.	David A. Heenan
Robert Huret
Kent T. Lucien
Martin A. Stein
Barbara J. Tanabe
Robert W. Wo, Jr.

  *Committee Chairman

Audit Committee: 6 Meetings in 2007

        The duties of the Audit Committee are set forth in its charter, and include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting and reporting and credit risk management; compliance with legal and regulatory requirements; independent registered public accounting firm's qualifications and independence; and overseeing the performance of the Company's internal audit function and independent registered public accounting firm. The Board has determined that Robert Huret and Kent Lucien meet the definition of "financial expert" within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. The Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company's hiring of employees of the independent registered public accounting firm. The Committee is also responsible for reviewing conflict of interest transactions involving a director or executive officer. The report of the Audit Committee is on page 20.

Compensation Committee: 9 Meetings in 2007

        The duties of the Compensation Committee are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Committee reviews and approves goals for incentive compensation plans and stock plans, and evaluates performance against those goals. The Compensation Committee also reviews management development and training programs and reviews succession planning for senior and executive management. The Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as in compliance with all applicable laws, rules and listing standards. The CEO, in consultation with the director of human resources, makes recommendations with respect to non-CEO executive officer compensation. Watson Wyatt Worldwide, Inc. ("Watson Wyatt"), an employee benefits and human capital consulting firm with worldwide operations in the Americas, Europe and Asia Pacific, has been retained by the Compensation Committee to provide compensation consulting and market data information. The report of the Compensation Committee is on page 21.

Executive Committee: No Meetings Held in 2007

        The Committee has power to act for the Board in between its meetings except on those matters reserved to the Board by the By-Laws or otherwise. The Committee has the authority to advise the CEO and Board on long-range strategy and monitor the Company's progress. The Committee did not meet in 2007.

Nominating & Corporate Governance Committee: 5 Meetings in 2007

        The duties of the Nominating & Corporate Governance Committee are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board. The Committee reviews the Board's organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Committee reviews and evaluates the Company's compliance with corporate governance requirements and leads and oversees the Board and its committees' annual performance evaluations. Further information regarding the responsibilities performed by the Committee and the Company's corporate governance is provided in the Committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer and Meeting Fees

        In 2007, each director was paid an annual retainer of $20,000, plus $750 for each Board meeting attended. The Lead Independent Director is paid an additional annual retainer fee of $10,000. The chairs of the Compensation and Audit Committees, and the vice chair of the Executive Committee, also receive an annual retainer of $5,000. The Directors are reimbursed for board-related travel expenses, and directors who are non-Hawaii residents receive an additional $5,000 to compensate them for travel time. Members of the Compensation Committee and the Executive Committee receive $750 for each meeting attended. The fee is $1,500 per meeting for members of the Audit Committee and $2,000 per meeting for the Chairman of the Audit Committee. No fees are paid for attendance at Nominating & Corporate Governance meetings.

Director Stock Program

        The Company maintains the Bank of Hawaii Corporation Amended and Restated Director Stock Compensation Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by ownership of shares of Bank of Hawaii common stock. The Director Stock Plan allows for the granting of stock options, restricted stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2007, the Company issued 982 shares of restricted common stock ("Restricted Shares") to each non-employee director. Under the Director Stock Plan, grants of restricted stock generally vest on the third anniversary of the date of grant. No options were granted under the Director Stock Plan in 2007. The Company is presently reviewing a proposal to amend grants of restricted shares (and grants of options to purchase restricted shares) that were made under the Director Stock Plan's predecessor plan. Grants of restricted stock under the predecessor plan (including restricted stock received from options granted under the predecessor plan) are currently subject to forfeiture in the event that the director who received such a grant leaves the Board prior to the expiration of his or her last term of service.

Directors' Deferred Compensation Plan

        The Company maintains the Directors' Deferred Compensation Plan, under which a non-employee director may elect to defer the payment of either all of the director's annual retainer and meeting fees, or all of the director's annual retainer. Deferred amounts under the Directors' Deferred Compensation Plan are generally payable beginning on the first day of the first month after the participating director ceases to be a director of the Company. Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more Pacific Capital funds or in shares of Bank of Hawaii common stock, as may be directed by the participant.

        The Bank of Hawaii's obligations under the Directors' Deferred Compensation Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Director Stock Ownership Guidelines

        The Board of Directors believes it is important to support an ownership culture for the Company's employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company, in December 2006, the Nominating & Corporate Governance Committee implemented stock ownership guidelines which require each non-management director to own a minimum amount of five times his or her annual cash retainer in the Company's stock. Directors were given five years to achieve guideline levels of ownership. As of December 31, 2007, 10 of the 11 non-management directors had satisfied the ownership guideline.

Director Compensation

        The following table shows, for the year ended December 31, 2007, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	$35,750	$21,539	$15,291	0	0	0	$72,580
Mary G. F. Bitterman	$58,250	$21,539	$15,291	0	0	0	$95,080
Michael J. Chun	$31,250	$21,539	$15,291	0	0	0	$68,080
Clinton R. Churchill	$41,000	$21,539	$15,291	0	0	0	$77,830
David A. Heenan	$38,500	$21,539	$15,291	0	0	0	$75,330
Robert Huret	$41,500	$21,539	$15,291	0	0	0	$78,330
Kent T. Lucien	$40,000	$21,539	$8,740	0	0	0	$70,279
Martin A. Stein	$38,500	$21,539	$15,291	0	0	0	$75,330
Donald M. Takaki	$35,750	$21,539	$15,291	0	0	0	$72,580
Barbara J. Tanabe	$38,750	$21,539	$15,291	0	0	0	$75,580
Robert W. Wo, Jr.	$46,000	$21,539	$15,291	0	0	0	$82,830

(1)
Messrs. Churchill, Heenan, Huret, Lucien, Takaki, and Wo and Ms. Tanabe elected to defer all of their respective fees earned in 2007.

(2)
The amounts in this column reflect the Financial Accounting Standard No. 123R ("FAS 123R") expense recognized in 2007 for restricted stock awards in 2007 and prior years. On April 27, 2007, the Company issued a grant of 982 shares of restricted common stock to each director, having an aggregate fair value of $52,498 based on the stock fair market value of $53.46 per share on the date of the grant and 100% of the grant will vest on the third anniversary date. The assumptions used in the valuation of restricted stock awards are included in Note 1 "Share-Based Compensation" to the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2008. As of December 31, 2007, each Director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): S. Haunani Apoliona, 3,820 shares; Mary G. F. Bitterman, 3,820 shares; Michael J. Chun, 3,820 shares; Clinton R. Churchill, 3,820 shares; David A. Heenan, 3,820 shares; Robert Huret, 2,820 shares; Kent T. Lucien, 1,465 shares; Martin A. Stein, 3,220 shares; Donald M. Takaki, 3,820 shares; Barbara J. Tanabe, 3,820 shares; and Robert W. Wo, Jr., 3,820 shares.

(3)
The amounts in this column reflect the FAS 123R expense recognized in 2007 for stock options awarded in prior years. As of December 31, 2007, each Director had outstanding options to purchase the indicated number of shares of the Company common stock: S. Haunani Apoliona, 19,048; Mary G. F. Bitterman, 22,248; Michael J. Chun, 19,248; Clinton R. Churchill, 19,248; David A. Heenan, 22,248; Robert Huret, 16,248; Kent T. Lucien, 2,191; Martin A. Stein, 19,248; Donald M. Takaki, 22,248; Barbara J. Tanabe, 19,248; and Robert W. Wo, Jr., 19,248.

AUDIT COMMITTEE REPORT

        The Board has determined that the Audit Committee's five members are independent directors, in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines. The Audit Committee operates under and annually reviews a written charter that has been adopted by the Board. Audit Committee members do not accept any consulting, advisory or other compensatory fees (except director fees) and are not affiliated with the Company or any subsidiaries (except as a director).

        The Board has determined that the Audit Committee has two audit committee financial experts, Robert Huret and Kent Lucien, within the meaning of SEC regulations adopted under the Sarbanes-Oxley Act of 2002, and that all Audit Committee members are financially literate and have accounting or related financial management expertise. Two of the Audit Committee members, Ms. Bitterman and Mr. Lucien, currently serve on the audit committees of other publicly traded companies.

        The Audit Committee's responsibilities include providing oversight of the quality and integrity of the Company's regulatory and financial accounting and reporting, risk management, legal and regulatory compliance and internal and external audit functions and the preparation of this Audit Committee report. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements for the fiscal year 2007. The Audit Committee has also discussed with management and the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as amended. These discussions include the quality, not just the acceptability, of the accounting principles applied. The Company's independent registered public accounting firm has provided to the Audit Committee its written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent registered public accounting firm, that firm's qualifications and independence. The Audit Committee has adopted Pre-Approval Procedures for Audit and Non-Audit Services (the "Pre-Approval Procedures") that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The Pre-Approval Procedures provide for the Audit Committee's pre-approval of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such service. The Audit Committee may delegate pre-approval authority to any one of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

As submitted by the members of the Audit Committee,

  Kent T. Lucien, Chairman
  Mary G. F. Bitterman
  Clinton R. Churchill
  Robert Huret
  Martin A. Stein

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company's executive compensation programs, and various incentive and stock programs. The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis to be included in the Company's 2008 Proxy Statement with management and, based on these discussions, recommended to the Company's Board that the Compensation Disclosure and Analysis be included in such Proxy Statement.

As submitted by the members of the Compensation Committee

  David A. Heenan, Chairman
  Mary G. F. Bitterman
  Barbara J. Tanabe
  Robert W. Wo, Jr.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        Compensation of our named executive officers, including the Chief Executive Officer (the "CEO"), is the responsibility of the Compensation Committee of the Board (the "Committee").

Compensation Philosophy

        The Committee believes that executive compensation should align with shareholders' interests, link to achievement of the Company's business plan, reinforce support for the Company's vision and be consistent with market compensation trends after taking into account the unique circumstances facing the Company in light of its geographic, demographic and economic conditions in the markets served by the Company. The Committee also believes that compensation should recognize short and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. There are no specific formulas to determine the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay. As described below, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, pay parity among positions of comparable responsibility, and may request market data.

Compensation Process

        The Committee, consistent with its Charter, determines compensation for the named executive officers. The Committee evaluates the CEO's performance against the overall corporate business plan. With respect to compensation decisions for the other named executive officers, the Committee gives significant weight to the recommendations of the CEO.

        The Committee monitors the Company's performance throughout the year as to both financial and non-financial performance. In January, the Committee reviews the Company's annual results and the longer-term performance trend compared to the business plan. The Committee uses this review, together with factors as described on page 25, as the basis for the annual evaluation of the CEO. The Committee's evaluation is discussed with the full Board and then communicated to the CEO by the Lead Independent Director.

        Based on similar factors and individual objectives, the CEO annually reviews the performance of each of the other named executive officers. The conclusions reached and recommendations based on those reviews, including any recommendations for salary adjustments, annual bonus awards and equity components, are presented to the Committee. The Committee considers the CEO's recommendations. The CEO does not attend executive sessions of the Committee where his own compensation is being reviewed and determined by the Committee or the Board. The CEO is assisted by the director of human resources (herself not a named executive officer) in formulating recommendations for the named executive officers, other than for himself. The Committee has the discretion to accept, reject or modify the CEO's recommendations. The Committee has discretion to determine the amount of equity and other compensation payable to executives based on its assessment of their performance. Rather than relying on formulaic models, the Committee believes that retaining discretion to assess performance of the CEO and other named executive officers gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

The Role of the Compensation Consultant

        Hewitt Associates, a nationally recognized human resources and compensation consulting firm retained by the Company, continued to advise the Committee on executive compensation matters during 2007. For 2007, Hewitt Associates provided the Committee with market data for executive compensation.

The market data included compensation information from Hewitt's proprietary database of total compensation. The Committee used this data as a "market check" to help assess the competitiveness of the Company's pay practices, but neither total compensation nor any element of compensation paid to the named executive officers is benchmarked against a subset of the companies identified by Hewitt or any other group of companies. With the knowledge of the Committee, management also separately retained Hewitt, beginning in 1983, to provide actuarial services in connection with the Company's Employees' Retirement Plan of Bank of Hawaii.

        In November 2007, the Committee retained and instructed Watson Wyatt Worldwide, Inc. ("Watson Wyatt"), an employee benefits and human capital consulting firm, to review its executive compensation programs and provide external information on executive compensation programs. The focus of Watson Wyatt's engagement is on 2008 compensation decisions and, to a lesser extent, reporting on market information with respect to bonus compensation for 2007. With input from management, Watson Wyatt identified a peer group of ten financial services organizations similar in size to the Company ranging between $7.6 billion and $15.2 billion in assets and a market capitalization of $1 billion to $3.2 billion. These financial organizations were also selected on the basis of their relatively low risk orientation and high levels of performance as measured by return-on-assets, return-on-equity, total shareholder return, loan reserves and nonperforming assets. The ten organizations include:

  •
  Commerce Bancshares, Inc.

  •
  City National Corp.

  •
  Cullen/Frost Bankers, Inc.

  •
  BancorpSouth Inc.

  •
  FirstMerit Corp.

  •
  UMB Financial Corp.

  •
  Trustmark Corp.

  •
  First Midwest Bancorp Inc.

  •
  Old National Bancorp

  •
  Alabama National Bancorporation

        A number, but not all, of these companies are in the S&P Banking index shown on the Performance Graph included in the Company's 2007 Annual Report on Form 10-K.

        The Committee did not target the elements of its compensation program at any specific level or percentiles within a peer group. Watson Wyatt conducted an analysis using the ten financial services organizations identified above and data from three national and highly regarded surveys representing financial services companies to determine competitiveness of the Company's pay practices. They reported that the Committee's historic compensation practices generally resulted in competitive pay and:

  •
  Salary at approximately the 50th percentile,

  •
  Targeted total cash at approximately the 55th percentile,

  •
  Actual total cash paid at approximately the 50th percentile,

  •
  Long-term incentives at approximately the 40th percentile, and

  •
  Total direct compensation at about the 50th percentile.

Compensation Elements and Determination of Compensation

        Compensation elements for 2007 included:

  •
  Base salary

  •
  Performance based variable compensation

  •
  Equity based compensation

  •
  Retirement and other benefits

  •
  Perquisites

        The measurements of corporate performance and individual performance and contribution that are used to evaluate named executive officers (other than the CEO) for each element of compensation paid to such executive officers, and the specific items of corporate performance that are taken into account in setting compensation policies and making compensation decisions, are set forth below. The CEO makes an initial recommendation to the Committee as to each element of compensation for each of the other named executive officers for their consideration. The Committee has the discretion to accept, reject, or modify the CEO's recommendations. Restricted stock awards align with the Company's focus on long term performance, contribution to overall company value, retention of key talent, and alignment with shareholder interests. Long term equity awards granted in 2007 were comprised exclusively of restricted stock. The amount of the Company's equity awards is determined independently of the value of a named executive officer's existing equity holdings and independently of the amount of his or her annual incentive award.

  Base Salary

        Base salary is based on each individual's responsibilities. The CEO may consider the compensation of named executive officers disclosed by other banking companies. The Company generally establishes base salaries in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee based on the CEO's assessment of individual performance.

        In recommending base salaries the CEO considers the needs of the Company and of the executive officer, comparability within the Company, pay parity among positions of comparable responsibility and individual performance. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.

        Consistent with the Company's practices, the Committee increased the base salary of Mr. Ho in April 2007, and again in September 2007 to reflect Mr. Ho's increasing operational responsibilities. Messrs. Rossi and Stevens joined the Company in February 2007 and May 2007, respectively. The CEO negotiated and the Committee approved base salaries of $350,000 and $350,000, respectively. At the request of Mr. Landon, the Committee has not increased his salary since 2004, and he has not received any other type of award in lieu of a salary increase.

  Performance Based Variable Compensation

        The named executive officers participate in the Bank of Hawaii Corporation Executive Incentive Plan (the "Executive Incentive Plan"), pursuant to which the Company awards annual cash bonuses to executives. The purpose of the Executive Incentive Plan is to optimize the profitability and growth of the Bank of Hawaii through incentives for each annual period. These incentives are consistent with the Company's goals and link the personal interests of participants with those of the Company's stockholders. The Executive Incentive Plan provides participants with an incentive for excellence in individual performance and to promote teamwork amongst participants.

        For awards that are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) (see "Tax Considerations" below), the Committee establishes, at the beginning of an annual performance period, an incentive pool from which bonus awards are paid to participants. The incentive pool is expressed as a percentage of the Company's net income before taxes for the fiscal year. For performance year 2007, the incentive pool was established as an amount equal to 2% of the Company's net income before taxes for the fiscal year. At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2007, the Compensation Committee allocated a maximum of 19% to Mr. Landon and 9% to each of the other named executive officers (pro rated for each of Messrs. Rossi and Stevens). The Committee exercises its discretion, however, to reduce an executive's actual bonus payment to a dollar value based on a target award opportunity. A target award opportunity, expressed as a percentage of base salary, is established for each named executive officer at the beginning of the year. Each named executive officer's target opportunity takes into account the executive's position, scope of responsibilities, and individual contribution to the Company's 2007+ business plan. For 2007, the target bonus opportunity for the Chief Executive Officer was 100% of his base salary, the target opportunity for Messrs. Ho and Thomas was 80% of their base salary, and the target bonus opportunity for the each of the other named executive officers was 67.5% of base salary. The potential range of annual bonus opportunities is as follows:

Mr. Landon	0 - 120%
Messrs. Ho and Thomas	0 - 110%
Other Named Executive Officers	0 - 85%

        Set forth below is the framework used by the Committee in evaluating the CEO's performance and determining the amount by which the CEO's incentive pool percentage would be adjusted to arrive at his final bonus.

        The Committee employs a scoring system that assigns to the CEO a weighted score based on satisfaction of specified criteria established at the beginning of the year. For 2007, the Committee considered the criteria below and assigned the listed weights to such criteria:

	Score	Weight	Product
Measurement Based
Stock performance as defined by the 2007 Mid-Cap Bank Performance[1] or Total Shareholder Return	5	25%	1.25
Company financial performance	2	25%	5.5
Judgement Based
Community and customer relations	4	10%	0.4
Development of the management team	5	10%	0.5
Customer satisfaction as measured by the Company's Customer Satisfaction Survey	5	10%	0.5
Employee satisfaction as measured by the Company's Employee Satisfaction Survey	5	10%	0.5
Other significant achievements or activities accomplished	5	10%	0.5

Score			4.15

    1
    The Mid-Cap Bank Performance Index was developed internally and includes the following 48 banks, and was approved by the Compensation Committee in February 2007 as the appropriate index for purposes of the December 16, 2005 and February 14, 2007 restricted share grants, as well as the Executive Incentive Plan. The Mid-Cap Bank Performance Index is subject to change on a going forward basis if stock price information is no longer available on any public exchange, as a result of mergers and acquisitions. The Mid-Cap Bank Performance Index consists of: Associated Banc-Corp, Bank of Hawaii Corp, BB&T Corp.,

      Cathay General Bancorp, Central Pacific Financial Corp., Chittenden Corp., City National Corp./Beverly Hills CA, The Colonial BancGroup Inc., Comerica Inc., Commerce Bancorp Inc./NJ, Commerce Bancshares, Cullen/Frost Bankers Inc., East West Bancorp Inc., Fifth Third Bancorp, First Bancorp/Puerto Rico, First Horizon National Corp., First Midwest Bancorp Inc./IL, FirstMerit Corp., Fulton Financial Corp., Glacier Bancorp Inc., Greater Bay Bancorp, Huntington Bancshares Inc./OH, Keycorp, M&T Bank Corp., Marshall & Ilsley Corp., National City Corp., Old National Bancorp, PNC Financial Services Group Inc., Popular Inc., Prosperity Bancshares Inc., Provident Bankshares, The South Financial Group Inc., Sterling Financial Corp./WA, Susquehanna Bancshares Inc., SVB Financial Group, Synovus Financial Corp., TCF Financial Corp., Trustmark Corp., UCBH Holdings Inc., Umpqua Holdings Corp., Unionbancal Corp., United Bankshares Inc., Valley National Bancorp, Westamerica Bancorporation, Whitney Holding Corp., Wilmington Trust Corp., Wintrust Financial Corp. and Zions Bancorporation. The Mid-Cap Bank Performance Index was modified by the Committee in March 2007 due to mergers and acquisitions as follows: First Republic was replaced by Prosperity Bancshares Inc. Compass Bancshares Inc. was replaced by Comerica, and Mercantile Bankshares was replaced by Provident Bankshares.

        Goals are generally not adjusted during the year, except, in the Committee's discretion, in the event of certain extraordinary, non-recurring transactions affecting the Company. The Committee did not make any adjustments in 2007. Certain adjustments also may be made by the Committee with respect to awards granted to individuals who are promoted or change job responsibilities during the performance period. The Committee did not make any such adjustments for the CEO or named executive officers for 2007.

        The CEO receives a score, possibly ranging from 1 (lowest possible score) to 5 (highest possible score) for each of the specified criteria, and the scores are then weighted according to the specified percentages. For example, the Committee assigns a score of 5 if the Company's stock performance is in the top quartile or if Total Shareholder Return (dividends and share appreciation for the calendar year) is above 12.5%; a score of 4 if the Company's stock performance is in the second quartile or if Total Shareholder Return is above 10%; and a score of 3 if the Company's stock performance is in the third quartile or if Total Shareholder Return is above 7.5%. The Company's stock performance is measured through comparison with the banking companies identified in the Mid-Cap Bank Performance Index referenced above. In 2007, the Committee assigned a score of "5" for the stock performance criteria because the Company's stock performance was in the top quartile as measured by the Mid-Cap Bank Performance Index. The Committee uses earnings per share growth to assign a score relating to the Company's financial performance. If earnings per share growth is above 10%, 8%, 6%, or 4%, respectively, a score of "5", "4", "3" or "2" is assigned. If earnings per share growth is below 4%, a score of "1" is assigned. In 2007, the Committee assigned a score of "2" for the financial performance criteria because earnings per share growth was 4.8%. With respect to the other criteria used in the scoring system, including the customer and employee satisfaction surveys, the Committee's assessment is based on its subjective assessment of such surveys or interviews. As noted above, the Compensation Committee assigned a score of 5 in these categories, resulting in a final weighted score of 4.15 to the CEO.

        In January 2007, the Company introduced its 2007+ business plan that emphasizes growth in revenues, integration of service delivery and business units, development of people, enhancement of the Company's brand, and discipline in managing risk and financial performance. Performance objectives under the 2007+ business plan include an annual return on assets above 1.7%, return on equity above 25%, and an efficiency ratio approaching 50%, assuming a stable economy and a return to a more traditional interest rate environment. The Committee believes that Total Shareholder Return and earnings per share correlate most closely with the financial objectives of the 2007+ business plan and that the more subjective elements can be assessed through survey data. The Committee determined the final bonus based on a subjective determination that takes into consideration the results of the scoring system, but which is not determined by reference to a specific formula driven off the numerical score. The Committee also noted that the Company did not achieve all of the 2007 goals established in the Company's 2007+ business plan. Based on this evaluation, the Committee awarded the CEO a bonus of $600,000 (approximately 80% of base salary), down from $650,000 (approximately 87% of base salary) in 2006. The CEO requested that his bonus be limited to $600,000, consistent with limitations on bonuses for other officers and employees throughout the Company.

        The final bonus amounts payable to each of the other named executive officers is determined by a similar process that does not include formal scoring but takes into account individual business unit objectives, as well as the individual's performance, scope of responsibilities and market data. The CEO makes an initial recommendation to the Committee as to the final bonuses of each of the other named executive officers for the Committee's consideration. The Committee has the discretion to accept, reject, or modify the CEO's recommendations. For 2007 compensation determinations, the Committee recognized the strong performance of the business units managed by the Chief Banking Officer and Chief Operating Officer, respectively, as well as the contributions and leadership provided by the Chief Financial Officer and the Chief Administrative Officer during 2007. The Committee accepted and approved the CEO's bonus recommendations (as reflected in the Summary Compensation Table) for the other named executive officers.

  Long-Term and Equity-based Compensation

        Long-term incentives are intended to encourage decision-making with the long-term interests of the Company in mind, to retain and reward management and to closely align the interests of stockholders and executives through the achievement of the Company's strategic business plan.

        Equity awards can be an important component of total compensation and reflect the Committee's strategy of balancing short and long-term incentives in structuring executive officer compensation and aligning the interest of the executives with those of shareholders.

        In accordance with the Company's equity compensation plans, the Committee may grant stock options, restricted stock awards or restricted stock units. However, it currently expects to award shares of restricted stock or restricted stock units to the extent, if any, it utilizes equity compensation as part of the overall compensation program.

        The amount of the long-term incentive grant awards is subjectively determined, taking into account position and job responsibilities, individual performance, Company performance, future potential contributions to the Company, internal pay parity, market survey data, and the size of previously granted awards. In addition, the Committee may review additional factors to determine the size, frequency and type of long-term incentive grants. These factors may include the tax consequences of the grants to the individual and the Company, accounting impact, potential dilutive effects, potential future stock values and the number of shares remaining available for issuance under the Company's equity incentive plans.

        As determined at the discretion of the Committee, the terms and conditions of awards under the 2004 Stock and Incentive Compensation Plan, including the amount, measurement, vesting and payment of such awards, may be conditioned upon certain performance measures. In the case of awards that are intended to comprise qualified performance-based compensation to covered employees under Section 162(m) of the Internal Revenue Code, the performance measures are limited to one or more, separately or in combination, of the following performance measures: (a) earnings per share (actual or targeted growth); (b) net income after capital charge (NIACC); (c) net income (before or after taxes); (d) return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, or return on average equity); (e) efficiency ratio; (f) full-time equivalency control; (g) stock price (including, but not limited to, growth measures and total shareholder return); (h) noninterest income compared to net interest income ratio; (i) expense targets; (j) margins; (k) operating efficiency; (l) EVA® (economic value added); and (m) customer satisfaction. The performance measures may apply to the Company as a whole or any subsidiary, affiliate, or business unit of the Company.

        Restricted stock or restricted stock unit awards generally vest based on achievement of one or more performance goals, length of service or both. The discussion under "Grants of Plan-Based Awards" and the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table disclose the performance criteria that have been used for recent equity awards given to the named executive officers. These criteria include achievement of top quartile total shareholder return based on the Mid-Cap Bank Performance Index, Total Shareholder Return, Earnings Per Share growth, efficiency ratio, NIACC (as more fully defined in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2008), risk adjusted return on capital (RAROC), return on equity (ROE), direct expense, operating income growth, operating leverage, and credit loss management.

        Additional information regarding stock option and equity awards issued, and the criteria for performance based vesting, is provided in "Grants of Plan-Based Awards" and in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

  Health, Welfare, Retirement, Perquisites and Other Compensation

        Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to all full-time employees. This is consistent with our belief in offering employees basic health, welfare and retirement benefits that are competitive in our markets. The retirement programs assist our employees in planning for their retirement income needs. Benefits under our qualified health, welfare and retirement plans are not directly tied to specific Company performance. The Committee regularly reviews the value of benefits from the retirement plans.

        Our employees who meet service requirements are eligible to participate in the Company-sponsored Retirement Savings Plan, a tax-qualified defined contribution pension plan.

        We believe that ongoing perquisites should be limited in scope and value. The most significant perquisites as defined by the SEC, relate to moving and relocation expenses in connection with the hiring of new executive officers.

Stock Ownership Guidelines

        In 2001, the Committee adopted stock ownership guidelines applicable to the executive officers. The objective of stock ownership guidelines is to align shareholder and management interests. Under the guidelines, the CEO should own Company stock having a market value equal to at least five times base salary, and the other named executive officers should own at least 2.5 times base salary. Stock ownership includes the value of vested stock options, stock units from qualified plans, and other stock held by the executive. The guidelines provide that executives comply with the stock ownership levels within three years of the date that they are hired or promoted to such position within the Company. At December 31, 2007, each named executive officer satisfied the stock ownership guidelines that pertain to them.

Nonqualified Deferred Compensation Plans

        The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the "Deferred Compensation Program"), a program that offers senior management the ability to defer up to 80% of base salary and/or 100% of bonus amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of such bonus amounts, the income tax liability on such amounts (including any appreciation in value as a result of the deemed investment of such amounts) until payment. This program allows participants to manage their cash flow and estate planning needs. The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the "Excess Benefit Plan"), a non-qualified supplemental retirement benefits plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations. See the discussion under "Nonqualified Deferred Compensation" for additional information regarding the Deferred Compensation Program and the Excess Benefit Plan. Benefits under the Executive Deferred Compensation Program and the Retirement Savings Excess Benefit Plan are not directly tied to specific Company performance. The value of these programs is viewed independently by the Committee from the other pay elements. Gains from longer-term incentives are not included in the determination of nonqualified deferred compensation benefits.

Employment Agreements

        The Company does not provide employment agreements for any of the named executive officers. The Company believes in a policy of "at will" employment arrangements.

Change In Control and Termination of Employment

        The Committee believes that it is an important part of an executive's total compensation package to provide for protections in the event of a change in control of the Company. Change-in-control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he is likely to be unemployed.

        In 2007, the Company adopted a new Change in Control Retention Plan (the "Retention Plan"), replacing its previous Key Executive Severance Plan. The Key Executive Severance Plan provided a participant with benefits in the event that his employment was terminated for any reason (including voluntary termination) within 24 months following a change in control. The Retention Plan provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control. The Committee believes that this change is consistent with encouraging executives to remain with the Company upon a change in control. Other changes include the following:

  •
  The "three times base salary and bonus" payment under the Key Executive Severance Plan has been replaced with two components under the Retention Plan: a "two times base salary and bonus" payment, and an additional "one times base salary and bonus" payment which is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

  •
  In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants, whereas the Key Executive Severance Plan did not contain such restrictions.

  •
  Arrangements under the Key Executive Severance Plan provided for a reduction of the "3x base salary and bonus" payment and other severance payments if an executive's "normal retirement date," defined as the executive's 65th birthday, were to occur within the three-year period following a change in control.

  •
  The Retention Plan also reflects additional changes that were necessary to bring the plan into compliance with Section 409A of the Code. See "Tax Considerations" below.

Each of the named executive officers other than Mr. Landon participates in the Retention Plan. Mr. Landon has terminated his participation in the Key Executive Severance Plan and has not yet determined if he will participate in the Retention Plan.

        The terms of the Company's 2004 Stock and Incentive Plan provide for full acceleration of vesting of restricted stock and restricted stock units upon the occurrence of a change in control of the Company. We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change in control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that bonus awards will, upon a change in control of the Company, be prorated as though the applicable performance period ended on the change in control date and will be calculated as an amount equal to two times a participant's bonus allocation for the original performance period.

        Richard Keene, former Vice Chairman and Chief Financial Officer, resigned from the Company during the first quarter of 2007 to accept employment with another company, after serving with the Company since March 2001. In December 2007, the Company determined that David Thomas, the Company's Chief Operating Officer, had completed his assigned duties with the Bank of Hawaii and, in accordance with the terms of his Retention Agreement with the Bank of Hawaii dated December 16, 2005, the Company advanced the date of Mr. Thomas' separation from service to December 31, 2007.

        For additional discussion of the Company's change-in-control and other retention arrangements, including the individual arrangements with Messrs. Keene and Thomas, see "Change-In-Control, Termination and Other Arrangements."

Tax Considerations

        Under Section 162(m) of the Internal Revenue Code, the Company may not deduct compensation in excess of $1 million paid to the corporation's chief executive officer and four other most highly paid executive officers. "Performance-based compensation" (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit. Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the Committee may authorize compensation payments that are not fully deductible when it believes that such payments are appropriate. In 2007, Messrs. Landon and Thomas received compensation of $909,440 and $575,140, respectively, which was not deductible for purposes of Section 162(m).

        Section 409A of the Internal Revenue Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. The Internal Revenue Service has extended the transition relief period for amending plans to comply with Section 409A through December 31, 2008. The Company is continuing to evaluate the impact of Section 409A on various of its compensation and benefits plans, programs and arrangements and may modify certain of them as a result of that evaluation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Allan R. Landon Chairman of the Board, Chief Executive Officer and President	2007 2006	750,001 750,001	— —	1,198,019 779,075	— —	600,000 650,000	— —	95,683	2,274,759
Peter S. Ho Vice Chairman, Chief Banking Officer	2007 2006	451,539 398,038	— —	682,457 278,744	— —	365,000 325,000	(861 160)	50,232	1,052,174
Mark A. Rossi Vice Chairman, Chief Administrative Officer, General Counsel and Secretary	2007	310,961	100,000	44,873	—	220,000	—
Daniel C. Stevens Vice Chairman, Chief Financial Officer	2007	212,692	75,000	42,865	—	100,000	—
David W. Thomas Vice Chairman, Chief Operating Officer	2007 2006	450,000 447,692	— —	1,087,200	— —	316,000 350,000	— —	55,094	1,939,986
Richard C. Keene Former Vice Chairman and Former Chief Financial Officer	2007 2006	68,077 294,539	— —	(40,711 169,604)	— —	— 200,000	— —	39,363	703,506

(1)
Mr. Landon receives no fees or compensation for his services on the Board of Directors. Mr. Thomas' salary for 2007 and 2006 includes $49,500 and $47,596 of deferred compensation, respectively. Mr. Keene, a former Vice Chairman and former Chief Financial Officer of the Company, resigned effective March 14, 2007, and therefore his compensation for 2007 relates to a partial year. Messrs. Rossi and Stevens joined the Company in February 2007 and May 2007, respectively, and therefore their compensation relates to a partial year.

(2)
Amounts in this column relate to signing bonuses for Messrs. Rossi and Stevens under the terms of their employment agreements.

(3)
Amounts in this column represent FAS 123R expense recognized in 2007 and 2006 for restricted share grants or restricted share units awarded in prior years. Additional information regarding stock option and equity awards issued to the named executive officers is provided in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested." The FAS 123R expense was based upon the fair market value of the stock on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of restricted stock awards for 2007 and 2006 are included in Note 1 "Share-Based Compensation" to the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2008. Due to Mr. Keene's resignation from the Company, he forfeited 6,886 shares in restricted stock.

(4)
Due to the acceleration of vesting of all options that occurred in December 2005, there was no FAS 123R expense for stock options for 2007 or 2006.

(5)
All amounts reported under this column relate to bonuses paid under the Executive Incentive Plan for fiscal years 2007 and 2006.

(6)
Mr. Ho is the only named executive officer who is a participant under the Employees' Retirement Plan of Bank of Hawaii, which was frozen at the end of 1995.

(7)
This column includes retirement plan contributions, profit sharing and insurance premiums for 2007. This column also includes perquisites in 2007 for Messrs. Thomas, Ho, Rossi, and Stevens. The total value of perquisites provided by or paid for by the Company was less than $10,000 for Messrs. Landon and Keene during 2007 and the value of any such perquisites is not included in this column for these executive officers. The total value of perquisites provided by or paid for by the Company was less than $10,000 for each named executive officer during 2006 and the value of any such perquisites is not included in this column for each named executive officer.

        The following table provides additional information about the amounts that appear in the "All Other Compensation" amounts in the Summary Compensation Table for 2007 and 2006, respectively.

		Bank of Hawaii Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Bank of Hawaii Value Sharing Contribution ($)(2)	Bank of Hawaii Excess Plan Value Sharing Contribution ($)(3)	Bank of Hawaii Retirement Savings Plan Company Fixed Contribution ($)(4)	Bank of Hawaii Excess Plan Company Fixed Contribution ($)(5)	Term Life Insurance ($)(6)	Relocation Expenses ($)(7)	Club Member Expenses ($)(8)	Other Compensation ($)(9)	Total All Other Compensation ($)
Allan R. Landon	2007 2006	— —	6,802	39,578	6,600	38,400	4,353 4,303	— —	— —	— —	4,353 95,683
Peter S. Ho	2007 2006	8,800	6,802	14,008	6,600	13,591	501 431	— —	5,220 —	6,435 —	12,156 50,232
Mark A. Rossi	2007 2006	—	—	—	—	—	1,290 —	239,560 —	33,160 —	5,432 —	279,442 —
Daniel C. Stevens	2007 2006	—	—	—	—	—	607 —	157,718 —	30,000 —	3,418 —	191,743 —
David W. Thomas	2007 2006	8,800	6,802	15,773	6,600	15,303	2,064 1,816	— —	— —	1,926,015 —	1,928,079 55,094
Richard C. Keene	2007 2006	8,800	6,802	8,489	6,600	8,236	112 436	— —	— —	— —	112 39,363

(1)
This column represents the Company match of an individual's salary deferral contributions to the Retirement Savings Plan, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2007 and 2006 was limited to $225,000 and $220,000, respectively, of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2007 and 2006, the total profit-sharing contribution, or "Value Sharing Contribution," to the Retirement Savings Plan (columns 2 and 3 above) equaled    % and 3.09% of eligible compensation, respectively. This column represents the cash value portion, which was $            in 2007 and $1,165 in 2006, of the contribution based upon a formula using 80% of the Social Security wage maximum and is available to all eligible employees. The Social Security wage maximum was $97,500 in 2007 and $94,200 in 2006. This column also includes the non-cash portion paid into the Retirement Savings Plan of the value sharing contribution, which was $            in 2007 and $5,637 in 2006. These payments are based on amounts in excess of the Social Security related limit previously described, but less than the Internal Revenue Code prescribed limit (which in 2007 and 2006 was limited to $225,000 and $220,000 of eligible compensation, respectively) and is available to all eligible employees.

(3)
For 2007 and 2006, the total Value Sharing Contribution to the Retirement Savings Plan equaled    % and 3.09% of eligible compensation, respectively. This column represents the non-cash portion paid into the Excess Plan of the value sharing contribution in excess of the Internal Revenue Code prescribed limit and is available to all eligible employees.

(4)
For 2007 and 2006, the Company Fixed Contribution to the Retirement Savings Plan equaled    % and 3% of eligible compensation, respectively, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
For 2007 and 2006, the Company Fixed Contribution to the Retirement Savings Plan equaled    % and 3% of eligible compensation, respectively. This column represents the Company Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Plan, and is available to all eligible employees.

(6)
This column includes insurance premiums paid by the Company.

(7)
This column represents relocation expenses and moving allowances for Messrs. Rossi and Stevens.

(8)
This column represents club membership dues for Messrs. Ho and Rossi, and club initiation fees of $30,000 paid in 2007 for Messrs. Rossi and Stevens.

(9)
This column includes the value of car services and parking for Messrs. Ho, Rossi and Stevens, taxes paid by the Company for Messrs. Rossi and Thomas, and home security for Mr. Ho. Mr. Thomas also received a lump sum retention payment of $1,022,800 in 2007 and $900,000 that is payable in 36 monthly payments commencing on July 1, 2008. See section "Change In Control, Termination and Other Arrangements" of this report for further description of these payments.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Program

        The Company's Deferred Compensation Program is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the "Salary Deferral Plan"), and to defer up to 100% of bonus payments under the Executive Incentive Plan. In 2007, Mr. Thomas was the only named executive officer who deferred amounts under the Executive Deferred Compensation Program.

        A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Human Resources and Compensation Committee and chosen by the participant. A participant's deferred amounts are generally payable beginning on the earliest to occur of (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant's death, (c) the participant's disability or (d) an "unforeseeable emergency" (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the "declining balance method", under which each installment payment is determined by dividing a participant's aggregate unpaid balance by the remaining years in the payment period. For distributions on all other events, payment will be made as a cash lump sum.

        Bank of Hawaii's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Retirement Savings Excess Benefit Plan

        The Excess Benefit Plan is a non-qualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company's Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant's accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more Pacific Capital funds permitted by the Committee and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.

        For an individual who first becomes a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the aggregate amount accrued by such individual under the plan. For example, the plan provides that a participant with $100,000 or less in deferred amounts will receive a lump sum payment on the first day of the seventh month following separation from service; a participant with more than $500,000 in deferred amounts will receive distributions in five installments, with the first installment on the first day of the seventh month following separation from service and subsequent installments paid in each January thereafter. An individual who first becomes a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant's separation from service and may elect to be paid (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh following separation from service or commencing on an anniversary of the participant's separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, however, any unpaid amounts remaining will be distributed in a lump sum.

        The Company's obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

        The Company is currently reviewing the impact of Internal Revenue Code Section 409A on the terms of its nonqualified deferred compensation plans and may amend them as necessary to ensure compliance with Section 409A. See the discussion under "Tax Considerations."

        Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2007.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Allan R. Landon	—		13,236	—	256,320
Peter S. Ho	—		2,645	—	82,578
Mark A. Rossi	—		—	—	—
Daniel C. Stevens	—		—	—	—
David W. Thomas	165,000		10,084	—	340,305
Richard C. Keene	—		867	48,988	—

(1)
During 2007, Mr. Thomas deferred $49,500 in base salary, and an additional $115,500 under the Executive Incentive Plan. The table below shows the funds available under the Executive Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the Executive Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Prime Money Market Fund	5.14%	Vanguard 500 Index Fund	5.39%
Vanguard Short-Term Federal Fund	7.43%	Vanguard Growth Equity Fund	22.47%
Vanguard Target Retirement Income Fund	8.17%	Vanguard Mid-Cap Index Fund	6.02%
Vanguard Target Retirement 2005 Fund	8.12%	Vanguard Windsor Fund	-3.30%
Vanguard Target Retirement 2010 Fund	7.70%	Vanguard International Growth	15.98%
Vanguard Target Retirement 2015 Fund	7.55%	Pacific Capital Growth & Income Fund	1.15%
Vanguard Target Retirement 2020 Fund	7.52%	Pacific Capital Growth Stock Fund	7.30%
Vanguard Target Retirement 2025 Fund	7.59%	Pacific Capital HG Core Fixed Income Fund	6.34%
Vanguard Target Retirement 2030 Fund	7.49%	Pacific Capital HG Short Inter. Fixed Income Fund	5.84%
Vanguard Target Retirement 2035 Fund	7.49%	Pacific Capital International Stock Fund	17.34%
Vanguard Target Retirement 2040 Fund	7.48%	Pacific Capital Mid-Cap Stock Fund	0.91%
Vanguard Target Retirement 2045 Fund	7.47%	Pacific Capital New Asia Growth Fund	40.69%
Vanguard Target Retirement 2050 Fund	7.49%	Pacific Capital Small Cap Fund	-4.30%
Vanguard Wellington Fund	8.34%	Pacific Capital Value Fund	-0.54%

(2)
These amounts represent Excess Plan Company contributions for fiscal year 2007 which were paid in 2008 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End. See columns 3 and 5 of the "All Other Compensation Table" located in footnote 7 of the "Summary Compensation Table" for additional details. Messrs. Stevens and Rossi, who joined the Company in 2007 and were not yet eligible to participate in the Retirement Savings Plan, were not eligible to participate in the Excess Benefit Plan in 2007.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allan R. Landon	—	—	—	—	—	49,320	—	—	—	—	2,488,687
Peter S. Ho	—	—	—	—	—	30,000	—	—	—	—	1,513,800
Mark A. Rossi	—	—	—	—	—	—	—	4,000	—	—	213,680
Daniel C. Stevens	—	—	—	—	—	—	—	4,000	—	—	218,760
David W. Thomas	—	—	—	—	—	—	—	—	—	—	—
Richard C. Keene	—	—	—	—	—	—	—	—	—	—	—

(1)
For a description of these awards, see section "Compensation Discussion and Analysis—Performance based variable compensation

        In 2007, the Company granted restricted shares of the Company's common stock to Messrs. Landon, Ho, Rossi and Stevens.

        Mr. Landon received a grant of 49,320 restricted shares on August 30, 2007. The restricted shares generally vest on the following dates:

    •
    on January 31, 2008, with respect to 67.5 shares for each day beginning on the day after the grant date and ending on (and including) December 31, 2007 that Mr. Landon is employed by the Company, subject to the achievement by the Company of positive net income for the fiscal quarter ending December 31, 2007, and at least one of the following two performance objectives for the same fiscal period: (a) the Company's Total Shareholder return ("TSR") either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or, (b) the Company's earnings per share ("EPS") for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year;

    •
    on each of January 30, 2009 and January 30, 2010, with respect to 67.5 shares for each day in fiscal year 2008 and 2009 (respectively) that Mr. Landon is employed by the Company, subject to the overall grant limit of 49,320 shares, and provided that the Company achieves positive net income for the respective fiscal year and one or both of the above-described TSR or EPS objectives for the respective fiscal year period;

    •
    on October 29, 2010, with respect to 67.5 shares for each day in the year through (and including) the third anniversary of the grant date that Mr. Landon is employed by the Company, subject to the overall grant limit of 49,320 shares, and provided that the Company achieves positive net income for the nine months ending September 30, 2010.

        The terms of Mr. Landon's grant also provide that, on any date that a tranche of restricted shares are scheduled to vest, if the Company, for the applicable fiscal period, has not achieved at least one of the above described TSR or EPS objectives but has achieved positive net income, the number of shares that will vest will be 45 shares per day instead of 67.5 shares per day as provided above.

        On January 31, 2008, Mr. Landon became vested in 8,303 shares, as the Company met the TSR objective.

        Mr. Ho received a grant of 30,000 shares on August 30, 2007. Mr. Ho's restricted shares generally vest as to 6,000 shares on each of March 3, 2008 and the first Monday of March in each of 2009, 2010, 2011 and 2012, provided that, with respect to each vesting date, Mr. Ho is an employee of the Company on such date and the Company achieves positive net income for the fiscal year ending on the December 31 immediately preceding such date. Mr. Ho's grant also contains provisions for the acceleration of vesting of additional shares on each vesting date (in an amount equal to 50% of the shares originally scheduled to vest), provided that, for the applicable fiscal period, the same TSR and/or EPS objectives as are described above for Mr. Landon's grant are satisfied.

        Messrs. Rossi and Stevens each received a grant of 4,000 restricted shares on February 14, 2007 and May 21, 2007 (respectively). Messrs. Rossi's and Stevens' grants are subject to substantially the same terms. Under his respective restricted share grant, the executive is eligible to become vested in up to 1,000 shares (25% of his total grant) in any one calendar year. The executive generally becomes vested as to 600 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012 and 2013 and as to 400 shares on October 31, 2013, provided that on each vesting date the recipient remains an employee of the Company. The executive will become vested in an additional 400 shares on each such vesting date (other than October 31, 2013) provided that the Company meets at least one of the following two objectives with respect to the calendar year ending immediately before such vesting date: (a) the Company's TSR either exceeds 10% or the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (b) the Company's EPS increases by 8% or more over the EPS for the prior calendar year.

        Notwithstanding the general vesting schedules applicable to Mr. Landon's restricted share grants, all restrictions with respect to such shares will lapse upon the earliest to occur of a change in control of the Company, the recipient's death or the termination of the recipient's employment due to disability, by the Company without cause or by the recipient for "good reason" (as defined in the Company's Change-in-Control Retention Plan—see the discussion under "Change-in-Control, Termination and Other Arrangements"). In the case of Messrs. Ho's, Rossi's and Stevens' restricted share grants, all restrictions will, notwithstanding the general vesting schedules specified in the grants, lapse upon the earliest to occur of a change in control of the Company, the recipient's death or the termination of the recipient's employment due to disability.

        See the "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested" tables for grants reported in prior years, some of which may have restricted stock awards subject to performance vesting in which the performance criteria for vesting was or will be established subsequent to the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Allan R. Landon(3)	110,638 61,600 70,000 — — —	— — — — — —	— — — — — —	18.80 27.01 29.92 — — —	3/22/11 3/22/12 2/20/13 — — —	— — — 10,000 8,750 —	— — — 511,400 447,475 —	— — — — — 49,320	— — — — — 2,522,225
Peter S. Ho(4)	2,916 54,919 —	— — —	— — —	27.01 50.72 —	3/22/12 12/16/15 —	— 9,375 —	— 479,438 —	— 10,567 30,000	— 540,396 1,534,200
Mark A. Rossi(5)	0	—	—	—	—	—	4,000	204,560	—
Daniel C. Stevens(6)	0	—	—	—	—	—	4,000	204,560	—
David W. Thomas	0	—	—	—	—	—	—	—	—
Richard C. Keene	0	—	—	—	—	—	—	—	—

(1)
All options were vested on December 21, 2005, when the Company elected to accelerate all unvested options for all of its employees, including the named executive officers, due to a change in accounting rules that went into effect on January 1, 2006.

(2)
The fair market value of Bank of Hawaii's common stock on December 31, 2007 was $51.14 per share.

(3)
In December 2003, Mr. Landon received 75,000 restricted shares in recognition of his appointment as President. The fair market value of the stock on the date of the December 2003 grant was $41.42. Of the 75,000 restricted shares, 35,000 were performance-based vesting, and 40,000 were service-based with 10,000 shares vesting each year beginning on March 31, 2005 (10,000 service-based shares vested on March 31, 2007, and the remaining 10,000 will vest on March 31, 2008). 17,500 performance-based shares vested in 2006 resulting in all of the performance-based shares for this grant having vested at the end of 2006. The 2005 performance criteria for vesting were: (a) the achievement of a target efficiency ratio (non-interest expenses as a percentage of total revenue) of 55% or better would result in a 20% (of the initial total grant) vesting; and (b) the achievement of top quartile total shareholder return (dividends and share appreciation for the calendar year) based on the Bloomberg Bank Index or the achievement of budgeted NIACC of $88 million would result in a 30% (of the initial total grant) vesting. For 2005, the Company achieved all the foregoing criteria, and accordingly 50% of the shares, or 17,500 shares, vested in 2006. In May 2004, Mr. Landon received 75,000 restricted shares in recognition of his appointment as Chief Operating Officer. The fair market value of the stock on the date of the May 2004 grant was $41.70. Of the 75,000 restricted shares, 40,000 were performance-based vesting, and 35,000 were service-based restricted shares, with 8,750 vesting each year beginning on March 31, 2005 (8,750 service-based shares vested on March 31, 2007 and the remaining 8,750 will vest on March 31, 2008). The 2005 performance-based vesting criteria were the same as those described in the December 2003 performance-based vesting criteria above, and accordingly 50% of the shares, or 20,000 shares, vested in 2006, resulting in all of the performance-based shares for this grant being vested at the end of 2006. See "Grants of Plan-Based Awards" above for a discussion of the restricted share grant made to Mr. Landon in 2007.

(4)
In December 2005, Mr. Ho was awarded 26,500 restricted shares. Of these shares, 15,250 were service-based and vest according to the following schedule: 2,000 shares vested on December 16, 2006, 3,875 shares vested on December 16, 2007, 5,625 shares vest on December 16, 2008, and 3,750 shares vest on December 16, 2009. 11,250 were performance-based vesting. For 2006, the vesting criteria for 3,750 performance-based shares were based on two vesting components: (a) operating income growth, which equaled 2.5 multiplied by the operating income growth percent (for 2006, 3.131% growth × 2.5 = 7.83% vesting); plus (b) credit loss management, which equaled 0.125 × (100 basis points—basis point credit loss) for 2006, credit management vesting was 0.8311 × 0.125 = 10.39% vesting). In accordance with the vesting schedule, 18.22% (7.83% + 10.39%) of the 3,750 shares, or 683 shares vested in 2007, based on achieving 2006 performance. See "Grants of Plan-Based Awards" above for a discussion of the restricted share grant made to Mr. Ho in 2007.

(5)
See "Grants of Plan-Based Awards" above for a discussion of the restricted share grant made to Mr. Rossi in 2007.

(6)
See "Grants of Plan-Based Awards" above for a discussion of the restricted share grant made to Mr. Stevens in 2007.

        The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units. For further information on the vesting criteria for these restricted stock awards see the table "Outstanding Equity Awards At Fiscal Year-End."

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allan R. Landon(1)	0	0	18,750	$986,813
Peter S. Ho(2)	0	0	4,558	$223,146
Mark A. Rossi	0	0	0	0
Daniel C. Stevens	0	0	0	0
David W. Thomas(3)	50,950	$1,578,551	20,000	$1,034,400
Richard C. Keene(4)	63,316	$844,551	1,489	$77,551

(1)
Shares acquired during 2007 were comprised of 10,000 service-based shares from the December 2003 grant, and 8,750 service-based shares from the May 2004 grant. The fair market value of the Company's stock was $52.63 on the vesting date of March 31, 2007.

(2)
Shares acquired during 2007 were comprised of 3,875 service-based shares from the December 2005 grant which vested on December 17, 2007 when the fair market value of the Company's stock was $48.47. Also acquired during 2007 were 683 performance-based shares from the December 2005 grant which vested on February 28, 2007 when the fair market value of the Company's stock was $51.72. In February 2008, 2,897 performance-based shares vested based on achievement of the Company's 2007 performance. The 2,897 shares are not included in this table and, based on the stock price of $                        on February     , 2008 had a total value of $                        .

(3)
The 50,950 options exercised in 2007 were granted on April 20, 2001 with an exercise price of $21.16. Of these options, 30,000 were exercised on January 25, 2007 with an average stock price of $51.44 for a value realized on exercise of $908,400; 6,215 were exercised on October 26, 2007 with an stock price of $53.12 for a value realized on exercise of $198,631; and 14,735 were exercised on October 31, 2007 with an average stock price of $53.16 for a value realized on exercise of $471,520. In December 2005, 40,000 restricted shares were awarded to Mr. Thomas in recognition of his appointment as Chief Operating Officer. The vesting of his shares was conditioned on continued employment and the achievement of designated performance objectives for calendar years 2006 and 2007. On February 28, 2007, Mr. Thomas became vested in 20,000 of his restricted shares when the fair market value of the Company's stock was $51.72. The vesting of Mr. Thomas' remaining 20,000 restricted shares was subject to continued employment through February 28, 2008 and the achievement of certain performance objectives. As a result of Mr. Thomas' separation from service with the Company as of December 31, 2007, he has forfeited the remaining 20,000 restricted shares. See "Change in Control Termination and Other Arrangements" for a description of the payments made to Mr. Thomas in connection with his separation from service with the Company.

(4)
Of the options exercised in 2007, 17,500 were granted on January 25, 2002 with an exercise price of $25.64; 10,000 were granted on April 28, 2003 with an exercise price of $32.89; and 35,816 were granted on December 16, 2005 with an exercise price of $50.72. On May 7, 2007, 5,800 options from the January 2002 grant, 10,000 options from the April 2003 Grant and 35,816 options from the December 2005 grant were exercised with an average stock price of $54.36 for a value realized on exercise of $511,646. On May 15, 2007 11,700 options from the January 2002 grant were exercised with an average stock price of $54.09 for a value realized on exercise of $332,865. Shares acquired during

  2007 were comprised of 1,125 performance-based shares from the April 2003 grant, which vested on January 24, 2007 when the fair market value of the Company's stock was $52,20; and 364 service-based shares from the December 2005 grant, which vested on February 28, 2007 when the fair market value of the Company's stock was $51.72.

Equity Compensation Plan Information

        The following table contains information with respect to all of the Company's compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted-average exercise price of outstanding options, warrants and rights b	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) c
Equity compensation plans approved by security holders	1,678,299	$31.55	1,180,974

PENSION BENEFITS

        The Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan") provides retirement benefits for eligible employees based on the employee's years of service and average annual salary during the 60 consecutive months resulting in the highest average (excluding overtime, incentive plan payouts, and discretionary bonuses). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant's average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Peter S. Ho is the only named executive officer who is a participant in the Retirement Plan. A summary of his benefits is listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees' Retirement Plan of Bank of Hawaii	2	$3,115	0

CHANGE IN CONTROL, TERMINATION AND OTHER ARRANGEMENTS

        Bank of Hawaii's Change in Control Retention Plan (the "Retention Plan") provides a participant with benefits in the event that the participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control of the Company. All of the named executive officers except Mr. Landon are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chairperson or above being eligible for the higher tier of benefits. Each of the named executive officers other than Mr. Landon are eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.

        Under the Retention Plan, a "change in control" will be deemed to have occurred if:

  •
  any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company's securities that are entitled to vote for the election of directors;

  •
  a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity's securities that are entitled to vote for the election of directors); or

  •
  individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party of other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

        A participant is deemed to have "good reason" if one or more the following occur after a change in control without the participant's written consent:

  •
  a material reduction in the participant's base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

  •
  a material reduction in the authority, duties or responsibilities of the participant's supervisor;

  •
  the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant's base of employment immediately prior to the change in control; or

  •
  any other action or inaction that constitutes a material breach of the Company of the Retention Plan or the participant's employment agreement.

        The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan on December 31, 2007.

	Base Salary and Bonus Payment (1)		Executive Incentive Plan Payment (2)		Welfare Benefits (3)		Outplacement (4)		Relocation Payment/ Gross-Up (5)		Acceleration of Restricted Stock (6)		Non- competition Payment (7)		Excise Tax Gross Up (8)		Total
Allan R. Landon(9)	$		$		$		$		$		$		$		$		$
Peter S. Ho		1,800,000		800,000		36,101		20,000		150,000		757,026		900,000		1,492,337		5,955,464
Mark A. Rossi		1,172,500		433,125		23,998		20,000		150,000		100,022		586,250		655,987		3,102,506
Daniel C. Stevens		1,172,500		236,250		36,108		20,000		150,000		100,022		586,250		740,645		3,278,025
David W. Thomas		1,620,000		720,000		12,059		20,000		150,000		0		810,000		740,645		3,332,059
Richard C. Keene		0		0		0		0		0		0		0		0		0

(1)
Under the Retention Plan, participants who held the position of Vice Chairperson or above as of his or her first date of participation in the plan would be entitled to the sum of (a) two times the participant's highest annual base salary in the three fiscal years preceding termination of employment (the "Highest Base Salary"), and (b) two times the product of the participant's annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant's Highest Base Salary. Amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change in control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change in control will be entitled to an amount equal to two times the participant's annual bonus target percentage under the plan (calculated based on the participant's annualized salary), pro-rated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health and welfare benefits, Retention Plan participants who held the position of Vice Chairperson or above as of his or her first date of participation in the plan would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company's health plans prior to termination). Amounts would be payable in a lump sum on the first day of the seventh month following termination.

(4)
Under the Retention Plan, participants who held the position of Vice Chairperson or below as of his or her first date of participation in the plan would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who held the position of Vice Chairperson or above as of his or her first date of participation in the plan, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer), as well as a gross-up payment as necessary for income taxes owing on such reimbursement. The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 1994 Stock Option Plan and 2004 Stock and Incentive Compensation Plan, a change in control would accelerate the lapsing of restrictions applicable to any restricted stock granted under such plans.

(7)
Under the Retention Plan, a participant who held the position of Vice Chairperson or above as of his or her first date of participation in the plan is eligible to receive an amount equal to the sum of (a) one times his Highest Base Salary, and (b) the product of the participant's annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant's Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) for twelve months following the date of termination.

(8)
Under the Retention Plan, a participant who held the position of Vice Chairperson or above as of his or her first date of participation in the plan is generally entitled to a tax gross-up payment in the event that payments to the participant in connection with a change in control are deemed to be excess parachute payments subject to the excise tax under Internal Revenue Code Section 4999 (or any similar excise tax imposed by state or local law). However, if the total benefits payable to the participant upon a change in control (disregarding any tax gross-up payment) would be less than 110% of the maximum amount that the participant could receive without becoming subject to the above-described excise taxes (the "Maximum Amount"), then the total benefits payable to the participant shall instead be reduced to an amount that would not exceed the Maximum Amount, and no tax gross-up payment will be made to the participant.

(9)
Mr. Landon has terminated his participation in the Key Employee Severance Plan and had not, as of December 31, 2007, elected to participate in the Retention Plan.

        The Company does not have employment agreements with its executives. However, the Committee has from time to time entered into retention agreements with certain of its executives as an incentive to the executives to stay with the Company for a specified period of time.

        The Company entered into a Retention Agreement as of December 16, 2005 with David Thomas (the "Retention Agreement"). The Retention Agreement provided for certain payments to be made to Mr. Thomas subject to his remaining in the employ of the Company through February 29, 2008, although the Company retained the right, under the terms of the agreement, to advance or delay the date of Mr. Thomas' separation from service. In December 2007, the Company determined that Mr. Thomas had completed his responsibilities for service to the Company and, in accordance with the terms of the Retention Agreement, determined that December 31, 2007 would be his last day of employment. As provided in the Retention Agreement, Mr. Thomas became entitled, upon signing a general release of claims against the Company, to receive a payment equal to 24 months of his base monthly salary as of December 31, 2007 (which, based on Mr. Thomas' monthly base salary as of December 31, 2007, would total $900,000), payable in 36 monthly payments commencing on July 1, 2008. In addition, Mr. Thomas will be entitled to continued health insurance coverage with the same percentage of shared premiums as prior to his separation date for a period of 36 months after his separation date, and will not be required to reimburse the Company for certain club membership fees. Mr. Thomas will also receive a final bonus under the Executive Incentive Plan for the 2007 performance year. In addition, Mr. Thomas held, at the time of his separation, 20,000 restricted shares that were scheduled to vest on February 28, 2008, subject to the achievement of certain performance objectives and Mr. Thomas remaining employed by the Company through February 28, 2008. Mr. Thomas forfeited the 20,000 shares as a result of the Company's advancement of his separation date, and the Company accordingly agreed to pay Mr. Thomas a cash amount equal to the value of 20,000 shares of the Company's common stock on December 31, 2007 (based on the per share closing price of the Company's shares on the New York Stock Exchange on such date). In exchange for benefits payable under his Retention Agreement, Mr. Thomas agreed to non-compete restrictions for a period of 24 months following termination and non-solicitation restrictions for a period of 36 months, and to not disparage the Company.

        In January 2007, the Company announced Richard Keene's intention to resign from the Company during the first quarter of 2007. In order to retain Mr. Keene's services during a transition period preceding the hiring of a new Chief Financial Officer, on February 21, 2007, the Company and Mr. Keene entered into an agreement pursuant to which Mr. Keene would continue to receive his salary, bonus and other executive benefits through his departure date and receive a lump sum separation payment of $400,000. As part of his agreement with the Company, Mr. Keene executed a release of claims against the Company, agreed to a non-compete for a period of twenty-four (24) months following termination and a non-solicitation period of thirty-six (36) months, and to not disparage the Company. Mr. Keene completed his employment on March 14, 2007.

        The terms of each of the foregoing agreements were negotiated at arms' length between management of the Company and each executive. The Committee reviewed the terms of each agreement and determined in each case that any increase in compensation over the executive's prior compensation was necessary to induce the executive to stay with the Company during a specified transition period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has ethics and business conduct policies and procedures to monitor and approve related person transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit Committee, to determine whether a particular relationship serves the best interest of the Company and its stockholders and whether the relationship should be continued. The Company also has adopted a Code of Business Conduct and Ethics ("Code") for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.

        In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved by the Audit Committee and a list of those approvals must be submitted semi-annually to the Board of Directors. The Audit Committee acts on approvals based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors' and Officers' Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related person transactions. These descriptions are presented to the Audit Committee for review and approval or ratification.

        The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers, directors and entities in which these individuals have specified control positions.

        During 2007, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company's directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC require Bank of Hawaii to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by Bank of Hawaii and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2007, with the exception of the following reports which were not timely filed due to administrative errors. On December 17, 2007, Form 4 reports were not filed timely for Ms. Mary Sellers for shares withheld to pay taxes on a restricted stock lapse. On December 6, 2007, Ms. Donna Tanoue reported she sold 4,900 shares of Bank of Hawaii in connection with the exercise of a stock option. Additionally, on October 19, 2007, Form 4 reports were not timely filed for Ms. Shelley Thompson in connection with a restricted stock grant.

PROPOSAL 3: RATIFICATION OF SELECTION OF AN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2008. The Board recommends that the shareholders ratify this selection. Ernst & Young LLP has been the Company's independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

        The following table summarizes Ernst & Young LLP audit fees for 2007 and 2006.

Service	2007	2006
Audit Fees	$1,225,500	$1,191,100
Audit Related Fees	$149,000	$117,500
Tax Fees	$37,800	$17,900
All Other Fees	$28,085	$2,500
Total	$1,440,385	$1,329,000

Audit Fees

        The Audit Fees for 2007 and 2006 represent fees for professional services rendered for the audit of the Company's annual consolidated financial statements, statutory and subsidiary audits, reports on internal controls and the reviews of the Company's financial statements included in the quarterly reports on Form 10-Q and out-of-pocket expenses.

Audit Related Fees

        The Audit Related Fees for 2007 and 2006 include fees for benefit plan audits and other attestation reports.

Tax Fees

        The Tax Fees for 2007 and 2006 relate primarily to expatriate tax services and other tax advisory services.

All Other Fees

        The All Other Fees category for 2007 and 2006 includes fees billed for copyrighted and other professional on-line publication services provided by an affiliate of Ernst & Young LLP. The All Other Fees category for 2007 includes fees related to the review of certain corporate policies.

OTHER BUSINESS

        The Board knows of no other business for consideration at the annual meeting. Your signed proxy or proper telephone or Internet vote gives authority to the proxies to vote at their discretion on other matters properly presented at the annual meeting, or adjournment or postponement of the meeting.

        A copy of the Company's Annual Report on Form 10-K, including the related financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Appendix A

PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
OF
BANK OF HAWAII CORPORATION

        If approved by the stockholders, the Corporation's Certificate of Incorporation would be amended by amending Article VII.B, VII.C and VII.E in their entirety as follows:

          B.    The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V of this Certificate of Incorporation, shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders. A director shall be elected to hold office until the next annual meeting of stockholders after their election and until their successors shall have been elected and qualified.

          C.    Except as otherwise provided for or fixed pursuant to the provisions of Article V of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

          E.    Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V of this Certificate of Incorporation, any director may be removed, with or without cause, with the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

A-1

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/boh • Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
Proposal — The Board of Directors recommends a vote FOR Proposal 1.

		For	Against	Abstain
1.	To approve the Amendment to the Company's Certificate of Incorporation to Provide for Annual Election of All Directors	☐	☐	☐
B
Election of Directors — Please vote on both Proposal 2a and alternative Proposal 2b below. If Proposal 1 above is approved, the Board of Directors recommends a vote FOR all the nominees listed below under Proposal 2a. If Proposal 1 above is not approved, only Messrs. Chun, Huret, Lucien and Takaki are nominated for election as Class I directors and the other eight members of the Board of Directors shall continue their terms until their Class is due for election. If Proposal 1 is not approved, the Board of Directors recommends a vote FOR Messrs. Chun, Huret, Lucien and Takaki as the Class I directors.

2a.
Nominees if Proposal 1 is approved:

	For	Withhold		For	Withhold		For	Withhold
01—S. Haunani Apoliona	☐	☐	02—Mary G.F. Bitterman	☐	☐	03—Michael J. Chun	☐	☐
04—Clinton R. Churchill	☐	☐	05—David A. Heenan	☐	☐	06—Robert Huret	☐	☐
07—Allan R. Landon	☐	☐	08—Kent T. Lucien	☐	☐	09—Martin A. Stein	☐	☐
10—Donald M. Takaki	☐	☐	11—Barbara J. Tanabe	☐	☐	12—Robert W. Wo, Jr.	☐	☐
2b.
Nominees if Proposal 1 is not approved

	For	Withhold		For	Withhold		For	Withhold
01—Michael J. Chun (Class I)	☐	☐	02—Robert Huret (Class I)	☐	☐	03—Kent T. Lucien (Class I)	☐	☐
04—Donald M. Takaki (Class I)	☐	☐
C
Proposal — The Board of Directors recommends a vote FOR Proposal 3.
		For	Against	Abstain
3.	Ratification of Selection of An Independent Registered Public Accounting Firm (Ernst & Young).	☐	☐	☐
4.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

2008 Annual Meeting Admission Ticket
2008 Annual Meeting of
Bank of Hawaii Corporation Shareholders
April 25, 2008, 8:30 a.m.
111 S. King Street, 6th floor
Honolulu, Hawaii
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of 2008 Annual Meeting of Shareholders
111 S. King Street, 6th floor, Honolulu, Hawaii
Proxy Solicited by Board of Directors for Annual Meeting—April 25, 2008

Mark A. Rossi and Cynthia G. Wyrick, or either of them, with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 25, 2008 at 8:30 a.m. or at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 25, 2008:

The Proxy Statement and the Bank of Hawaii Corporation 2007 Annual Report to Shareholders for the year ended December 31, 2007 are available at www.boh.com/proxymaterials.

(Items to be voted appear on reverse side.)

D
Non-Voting Items

Consent to Electronic Delivery: By marking this box, I consent to access future Annual Reports and Proxy Statements of Bank of Hawaii Corporation electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Bank of Hawaii Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Bank of Hawaii Corporation's transfer agent, Computershare Investor Services, at 1-888-660-5443.

Change of Address—Please print new address below.

E
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held April 25, 2008
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL 1: AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS
PROPOSAL 2: ELECTION OF DIRECTORS BOARD OF DIRECTORS
THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.
BENEFICIAL OWNERSHIP
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
CORPORATE GOVERNANCE
BOARD COMMITTEES AND MEETINGS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
NONQUALIFIED DEFERRED COMPENSATION
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
EQUITY COMPENSATION PLAN INFORMATION
PENSION BENEFITS
CHANGE IN CONTROL, TERMINATION AND OTHER ARRANGEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 3: RATIFICATION OF SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL
OTHER BUSINESS
  Appendix A
PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF BANK OF HAWAII CORPORATION